DENMARK BANCSHARES, INC.

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

WIPFLI LLP

Consent of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Denmark Bancshares, Inc.

Denmark, Wisconsin

We consent to the inclusion of our report dated February 21, 2012, relating to the consolidated balance sheets of Denmark Bancshares, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011. We also consent to the incorporation by reference in the Registration Statement (No. 333-69551) on Form S-8 of Denmark Bancshares, Inc. of our report dated February 21, 2012, appearing in the Form 10-K of Denmark Bancshares, Inc.

Wipfli LLP

February 21, 2012

Green Bay, Wisconsin